Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 16, 2016, relating to the financial statements and supplemental schedule of Ocean City Home Bank Savings and Investment Plan appearing in this Annual Report on Form 11-K of Ocean Shore Holding Co. for the year ended December 31, 2015.

/s/ Friedman LLP

Marlton, New Jersey

June 16, 2016